AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of June 6, 2011, by and between Measurement Specialties, Inc., a New Jersey corporation (the “Company”) and Frank Guidone (the “Executive”).

WHEREAS, the parties desire to amend the Employment Agreement dated November 7, 2007 (the “Employment Agreement”), to modify the severance provisions.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.           Section 9(c)(i) of the Employment Agreement is amended and restated to read as follows (revisions are italicized):

(c) Termination by the Company Without Cause or by Executive for Good Reason. (i) The Company may terminate the employment of Executive without Cause, and Executive may terminate his employment for Good Reason. Upon a termination of Executive’s employment without Cause or for Good Reason, Executive shall be entitled to receive from the Company, within thirty (30) days after the date of termination, provided that, the payment described in (B) shall only be made if the Executive has signed a release of claims for the benefit of the Company, in the form prescribed by the Company, and it has become irrevocable before the 30th day after the date of termination, a lump sum payment consisting of (A) the amount of Executive’s Salary accrued through the date of termination and unpaid, together with the amount of any earned but unpaid bonus, (B) an additional amount equal to 150% of Executive’s Annual Salary as in effect at the date of termination, and (C) the amount of any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date.  The Company shall also pay to Executive a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid as soon as practicable after determination of the annual bonus consistent with the Company’s normal bonus determination practices but not later than the 15th  day of the third month following the end of the Company’s fiscal year to which the bonus relates.  In addition, the installment of the Option otherwise vesting as of the end of the fiscal year in which the termination of Executive’s employment occurs shall instead be deemed to have vested pro rata, as and to the extent provided in the Option Agreement. Unless otherwise determined by the Board or set forth in the Option Agreement, all portions of the Option that remain unvested at the date of termination of Executive’s employment shall be forfeited by Executive, except as expressly set forth above.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MEASUREMENT SPECIALTIES, INC.

/s/ Frank Guidone
By:  Frank Guidone